UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 26, 2018

Innovate Biopharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37797	27-3948465
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8480 Honeycutt Road, Suite 120, Raleigh, NC 27615
(Address of principal executive offices) (Zip Code)

(919) 275-1933
(Registrant’s telephone number, include area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Definitive Agreement.

Innovate Biopharmaceuticals, Inc. (the “Company”) previously filed a Form S-3 that became effective on July 13, 2018 that included the registration of $40,000,000 of its shares of common stock in connection with a potential “at-the-market” offering. On October 26, 2018, the Company entered into a common stock sales agreement (the “Sales Agreement”) with H.C. Wainwright & Co., LLC (“HCW”) and Ladenburg Thalmann & Co. Inc. (collectively with HCW, the “Sales Agents”) and filed a prospsectus with the Securities and Exchange Commission relating to such offering. Pursuant to the Sales Agreement, the Company may issue and sell shares having an aggregate gross sales price of up to $40,000,000. The following summary of the material provisions of the Sales Agreement does not purport to be complete and is qualified in its entirety by reference to the Sales Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Upon delivery of a placement notice and subject to the terms and conditions of the Sales Agreement, the Sales Agents may sell the Company’s common stock by any method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on The Nasdaq Capital Market, on any other existing trading market for the Company’s common stock or to or through a market maker. The Sales Agents may also sell the Company’s common stock by any other method permitted by law, including in privately negotiated transactions. If the Company and the Sales Agents agree on any method of distribution other than sales of shares of the Company’s common stock into the Nasdaq Capital Market or another existing trading market in the United States at market prices, the Company will file a further prospectus supplement providing all information about such offering as required by Rule 424(b) under the Securities Act. The Company may instruct the Sales Agents not to sell common stock if the sales cannot be effected at or above the price designated by the Company from time to time. The Company and the Sales Agents may suspend the offering of common stock upon notice and subject to other conditions.

The Company will pay the Sales Agents commissions, in cash, for their services in acting as Sales Agents in the sale of the Company’s common stock. The Sales Agents will be entitled to compensation at a commission rate of 3.0% of the gross sales price per share sold. Because there is no minimum offering amount required as a condition to close the offering, the actual total public offering amount, commissions and proceeds to the Company, if any, are not determinable at this time. The Company also agreed to reimburse each of the Sales Agents for certain specified expenses, including the fees and disbursements of their legal counsel in an amount not to exceed $50,000 in the aggregate to the Sales Agents. Additionally, the Company has agreed to reimburse Sales Agents for the fees of their legal counsel reasonably incurred in connection with the ongoing diligence, drafting and other filing requirements arising under the Sales Agreement in an amount not to exceed $2,500 in the aggregate per calendar quarter. The Company estimates that the total expenses for the offering, excluding compensation and reimbursements payable to the Sales Agents under the terms of the Sales Agreement, will be approximately $200,000.

Settlement for sales of common stock will occur on the second business day following the date on which any sales are made, or on some other date that is agreed upon by the Company and the Sales Agents in connection with a particular transaction, in return for payment of the net proceeds to the Company. Sales of the Company’s common stock will be settled through the facilities of The Depository Trust Company or by such other means as the Company and the Sales Agents may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

The Sales Agents will use their respective commercially reasonable efforts, consistent with their sales and trading practices, to solicit offers to purchase the shares of common stock under the terms and subject to the conditions set forth in the Sales Agreement. In connection with the sale of the common stock on the Company’s behalf, the Sales Agents will be deemed to be “underwriters” within the meaning of the Securities Act and the compensation of the Sales Agents will be deemed to be underwriting commissions or discounts. The Company has agreed to provide indemnification and contribution to the Sales Agents against certain civil liabilities, including liabilities under the Securities Act.

The offering of the Company’s common stock pursuant to the Sales Agreement will terminate upon the earlier of (i) the sale of all shares of the Company’s common stock subject to the Sales Agreement or (ii) termination of the Sales Agreement as permitted therein. The Company and the Sales Agents may each terminate the Sales Agreement at any time upon five (5) days’ prior notice.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
Exhibit 10.1	Common Stock Sales Agreement by and among the Company and H.C. Wainwright & Co., LLC and Ladenburg Thalmann & Co. Inc. dated as of October 26, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Innovate Biopharmaceuticals, Inc.

Date: October 29, 2018	By:	/s/ Jay P. Madan
Jay P. Madan
President and Chief Business Officer